Exhibit 5.1

April 22, 2015

Voltari Corporation

601 West 26th Street, Suite 415

New York, New York 10001

Re:	Registration Statements on Form S-8 Relating to Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc. and Motricity, Inc. 2010 Long-Term Incentive Plan, as amended and restated (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Voltari Corporation, a Delaware corporation (the “Company”) and successor issuer to Motricity, Inc., a Delaware corporation (the “Predecessor Registrant”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the above referenced Registration Statement on Form S-8 filed by the Company with the Commission on the date hereof, which serves as an amendment to and expressly adopts the registration statements on Form S-8 Nos. 333-167862 and 333-181843 (together, the “Registration Statements”), registering the offer and sale of the Company’s common stock, $0.001 par value per share (the “Shares”) that remain subject to issuance under the Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc. and the Motricity, Inc. 2010 Long-Term Incentive Plan, as amended and restated (collectively, the “Plans”).

In connection with this opinion letter, we have examined and have relied upon the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Agreement and Plan of Reorganization by and among the Company, the Predecessor Registrant and Voltari Merger Sub, Inc. dated February 8, 2013, the Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc., the Motricity, Inc. 2010 Long-Term Incentive Plan, as amended and restated, and such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions set forth in this opinion letter as we have deemed necessary for the purpose of rendering this opinion (collectively, the “Documents”).

For purposes of this opinion, we have assumed without any investigation: (1) the legal capacity of all natural persons, (2) the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, (3) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (4) the authority of such persons signing on behalf of the parties thereto, (5) the due authorization, execution and delivery of all documents by the parties thereto and (6) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents.

Our opinion contained herein is limited to the General Corporation Law of the State of Delaware, and we express no legal opinion upon any matter other than that explicitly addressed herein.

Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendment and further consent to the use of our name wherever appearing in the Post-Effective Amendment and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

/s/ Brown Rudnick LLP

BROWN RUDNICK LLP